Exhibit 99.1

News Release

U.S. Silica Holdings, Inc. Announces Second Quarter 2014 Results

•	Revenue of $205.8 million up 59% year-over-year

•	EPS of $0.53 per basic share; excluding additional M&A and business development expenses of $0.02, EPS of $0.55 per basic share

•	Total volumes sold in oil and gas of 1.5 million tons a 53% improvement over same period last year

•	New Utica, IL frac sand mine and plant online and expected to fully ramp by September 1st

•	Company increasing guidance for Adjusted EBITDA to a range of $215 million to $225 million, including Cadre

•	Cadre acquisition expected to close July 31, adding 800,000 tons of annual capacity

Frederick, Md., July 29, 2014 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced net income of $28.7 million or $0.53 per basic and diluted share for the second quarter ended June 30, 2014 compared with net income of $20.2 million or $0.38 per basic and diluted share for the second quarter of 2013. Excluding M&A and business development expenses of $1.7 million or $0.02 per basic share during the quarter, EPS was $0.55 per basic share and diluted share.

Bryan Shinn, president and chief executive officer commented, “I’m extremely pleased with the performance of our oil and gas and industrial businesses. The robust demand we continue to see in oil and gas drove higher pricing and margins for both of our operating units during the quarter. We’re moving quickly to add more capacity through both Greenfield developments and M&A to assure adequate supply for our customers going forward.”

Second Quarter 2014 Highlights

Total Company

•	Revenue totaled $205.8 million compared with $129.8 million for the same period last year and up 14% sequentially over the first quarter of 2014.

•	Overall sales volumes increased to 2.6 million tons, a 27% improvement over the second quarter of 2013 and up 13% sequentially over the first quarter of 2014.

•	Contribution margin for the quarter was $74.7 million compared with $50.8 million in the same period of the prior year and up 36% sequentially over the first quarter of 2014.

•	Adjusted EBITDA was $59.8 million versus $ 41.0 million for the same period last year and representing a 43% increase sequentially over the first quarter of 2014.

Oil and Gas

•	Revenue for the quarter totaled $149.3 million compared with $77.7 million in the same period in 2013.

•	Overall tons sold totaled 1.5 million tons compared with 988 thousand tons sold in the second quarter of 2013.

•	68% of tons sold were made in basin via transloads compared with 42% in the second quarter of 2013.

•	Segment contribution margin was $57.1 million versus $35.5 million in the second quarter of 2013.

Industrial and Specialty Products

•	Revenue for the quarter totaled $56.5 million compared with $52.2 million for the same period in 2013.

•	Overall tons sold totaled 1,095 thousand tons compared with 1,060 thousand tons sold in the same period last year.

•	Segment contribution margin was $17.6 million compared with $15.4 million in the second quarter of 2013.

Capital Update

As of June 30, 2014, the Company had $181.1 million in cash and cash equivalents and short term investments and $46.7 million available under its credit facilities. Total long-term debt at June 30, 2014 totaled $366.2 million. Capital expenditures in the second quarter totaled $7.4 million and were associated largely with the Company’s investment in a new frac sand mine and plant located near Utica, Illinois, a new transload facility under construction in Odessa, Texas and other maintenance capital projects.

Outlook and Guidance

The Company is increasing the guidance it provided in its press release dated April 29, 2014. For the full-year 2014, the Company now anticipates Adjusted EBITDA in the range of $215 million to $225 million, which includes a small contribution from our Cadre acquisition. The Company is also revising guidance for capital expenditures and its full-year effective tax rate. The Company now expects capital expenditures in the range of $95 million to $105 million and an effective tax rate of approximately 27 percent.

Conference Call

U.S. Silica will host a conference call for investors tomorrow, July 30, 2014 at 9:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan Shinn, president and chief executive officer and Don Merril, vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the “Investor Resources” section of the Company’s website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (855) 325-2605 or for international callers, (970) 315-0758. The conference passcode is 71727515. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056. The passcode for the replay is 71727515. The replay of the call will be available through August 29, 2014.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000 and S&P Small Cap 600 indexes, is one of the largest domestic producers of commercial silica, a specialized mineral that is a critical input into the oil and gas proppants end market. The company also processes ground and unground silica sand for a variety of industrial and specialty products end markets such as glass, fiberglass, foundry molds, municipal filtration and recreational uses. During its 100-plus year history, U.S. Silica Holdings, Inc. has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 250 products to customers across these end markets. U.S. Silica Holdings, Inc. is headquartered in Frederick, MD.

Forward-looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

( dollars in thousands, except per share amounts)

	Three Months Ended June 30,
	2014	2013
Sales	$205,801	$129,828
Cost of goods sold (excluding depreciation, depletion and amortization)	132,417	80,297
Operating expenses
Selling, general and administrative	19,267	10,099
Depreciation, depletion and amortization	10,341	8,890

	29,608	18,989

Operating income	43,776	30,542
Other (expense) income
Interest expense	(4,013)	(3,535)
Other income, net, including interest income	221	63

	(3,792)	(3,472)

Income before income taxes	39,984	27,070
Income tax expense	(11,330)	(6,878)

Net income	$28,654	$20,192

Earnings per share:
Basic	$0.53	$0.38
Diluted	$0.53	$0.38

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30, 2014	December 31, 2013
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$105,974	$78,256
Short-term investments	75,101	74,980
Accounts receivable, net	108,452	75,207
Inventories, net	58,650	64,212
Prepaid expenses and other current assets	8,936	6,347
Deferred income tax, net	18,582	17,737
Income tax deposits	5,074	—

Total current assets	380,769	316,739

Property, plant and mine development, net	441,450	442,116
Debt issuance costs, net	4,815	5,255
Goodwill	68,403	68,403
Trade names	10,436	10,436
Customer relationships, net	5,915	6,120
Other assets	11,073	14,392

Total assets	$922,861	$863,461

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Book overdraft	$3,466	$4,659
Accounts payable	52,826	37,376
Dividends payable	6,770	6,709
Accrued liabilities	13,020	10,823
Accrued interest	41	41
Current portion of long-term debt	3,489	3,488
Income tax payable	—	1,037

Total current liabilities	79,612	64,133

Long-term debt	366,218	367,963
Liability for pension and other post-retirement benefits	34,431	36,802
Deferred income tax, net	74,203	71,318
Other long-term obligations	14,913	13,951

Total liabilities	569,377	554,167

Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock	538	534
Additional paid-in capital	185,155	174,799
Retained earnings	171,540	137,978
Treasury stock, at cost	—	—
Accumulated other comprehensive loss	(3,749)	(4,017)

Total stockholders’ equity	353,484	309,294

Total liabilities and stockholders’ equity	$922,861	$863,461

Non-GAAP Financial Measures

Segment Contribution Margin

Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.

The following table sets forth a reconciliation of income before income taxes, the most directly comparable GAAP financial measure, to segment contribution margin.

	For the Three Months Ended June 30,
	2014	2013
	(in thousands)
Sales:
Oil & Gas Proppants	$149,331	$77,672
Industrial & Specialty Products	56,470	52,156

Total sales	205,801	129,828
Segment contribution margin:
Oil & Gas Proppants	57,060	35,475
Industrial & Specialty Products	17,615	15,358

Total segment contribution margin	74,675	50,833
Operating activities excluded from segment cost of goods sold	(1,291)	(1,302)
Selling, general and administrative	(19,267)	(10,099)
Depreciation, depletion and amortization	(10,341)	(8,890)
Interest expense	(4,013)	(3,535)
Other income, net, including interest income	221	63

Income (loss) before income taxes	$39,984	$27,070

Adjusted EBITDA

Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, it is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA.

	Three Months Ended June 30,
	2014	2013
	(in thousands)
Net income	$28,654	$20,192
Total interest expense, net of interest income	3,811	3,522
Provision for taxes	11,330	6,878
Total depreciation, depletion and amortization expenses	10,341	8,890

EBITDA	54,136	39,482
Non-cash incentive compensation(1)	2,053	704
Post-employment expenses (excluding service costs)(2)	381	586
Other adjustments allowable under our existing credit agreement(3)	3,215	213

Adjusted EBITDA	$59,785	$40,985

(1)	Includes vesting of incentive equity compensation issued to our employees.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. See Note M- Pension and Post-retirement Benefits to our Financial Statements in Part I, Item 1 of this Quarterly Report on Form 10-Q.
(3)	Reflects miscellaneous adjustments permitted under our existing credit agreement, including such items as expenses related to offerings of our common stock by our former controlling shareholder, business development activities related to our growth and expansion initiatives, one-time litigation fees, expenses related to debt refinancing and employment agency fees.

Investor Contact: Michael Lawson Director of Investor Relations and Corporate Communications (301) 682-0304 lawsonm@USSilica.com	###